Exhibit 10.2

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into to be effective as of the 23rd day of July, 2018 (the “Effective Date”), between Lantern Pharma Inc. (the “Company”), and Panna Sharma (“Executive”). The Company and Executive may be referred to herein individually as a “Party” or collectively as the “Parties.”

A. The Company believes that the future growth, profitability, and success of the Company will be significantly enhanced by the employment of Executive.

B. The Company desires to employ Executive, and Executive wishes to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants and the considerations as set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto do hereby agree as follows:

1. Position; Duties; Term.

1.1. Position. Executive shall have the title of Chief Executive Officer and President of the Company.

1.2 Ancillary Positions. In addition to Executive’s position with the Company, the Company shall use reasonable commercial efforts to assure that (i) Executive shall serve as Chief Executive Officer, Managing Member, Managing Partner, or in a similar leadership capacity with respect to any and all subsidiaries that are controlled by the Company, including entities established overseas, including Northern Ireland, India or other locations current or anticipated. If a board of directors or board of members exists with respect to any such subsidiaries, Company shall use reasonable commercial efforts to assure that Executive shall have a position on the board of those entities.

1.3 Duties. Executive shall have such authority and duties as are usual and customary for the positions described in Section 1.1. Executive shall perform such other services and duties as the Company may from time to time designate, provided that such services and duties are consistent with Executive’s present duties. Executive shall devote Executive’s full time and reasonable best efforts to the operations, business, and affairs of the Company.

1.4 Term. The term of Executive’s employment under this Agreement shall begin on the Effective Date and, unless sooner terminated in accordance with Section 3, shall conclude on July 30th, 2020 (the “Term”). The Parties agree that the Term may be extended only by mutual, written agreement between the Parties. Should the Parties continue the employment relationship beyond the Term without a written agreement extending (or otherwise modifying) the Agreement, such employment shall be on an at-will basis, and the provisions only applicable during the Term, such as the termination and termination payment provisions set forth in Section 3, shall not be applicable.

2. Base Salary; Bonus; Incentive Equity; Benefits; Expenses; Vacation. During the Term, the Company shall provide the following:

2.1. Salary. The Company shall pay Executive a base annual salary (“Base Salary”) as detailed in the attached Exhibit A.

2.2. Bonus. Executive shall be eligible for certain bonus-based compensation as detailed in the attached Exhibit A.

2.3 Incentive Equity. Executive shall receive incentive equity in the Company as detailed in the attached Exhibit A.

2.4 Benefits. Executive shall be eligible to participate in the health insurance, vacation, and other employee benefit plans and programs generally provided by the Company to its executive employees in accordance with the terms thereof as in effect from time to time.

2.5 Expenses. The Company will reimburse and/or pay Executive’s reasonable documented, out-of-pocket expenses as detailed in the attached Exhibit A.

3. Termination of Employment. The following provisions apply during the Term.

3.1 By Notice to Either Party. Either Executive or the Company may terminate Executive’s employment effective upon 30 days’ prior written notice to the other Party. The Company may require Executive to cease performing services for the Company immediately after receiving or providing notice of termination; provided, however, in such event, the Company shall remain obligated to pay an amount equal to Executive’s Base Salary (at the same monthly rate as paid immediately prior to such notice) during the 30 days’ notice period, and Executive shall remain bound by the same obligations he owed to the Company immediately prior to such notice.

3.2 By the Company for Cause. Executive’s employment may be terminated by the Company for Cause (as defined below), during the Term, effective immediately upon written notice to Executive. Such notice shall set forth generally the facts and circumstances alleged to constitute Cause. As used herein, the term “Cause” means:

(a) Executive’s material breach of his duties as an employee of the Company or material failure to perform Executive’s obligations under this Agreement other than those set forth in Section 4, provided, however, that such failure is not cured (to the extent curable) within ten (10) days after Executive receives notice from the Company of such material breach or failure;

(b) Executive’s breach or threatened breach of one or more of the provisions of Section 4 of this Agreement;

(c)  Executive’s refusal or failure to follow the reasonable instructions of the Company or the Company’s Board of Directors (the “Board”) concerning duties or actions consistent with Executive’s position;

(d) Failure to achieve any specified material operational or strategic milestones that are agreed upon by the Board and Executive from time to time.

(e) Executive’s breach of any Company rule or policy that is reasonably likely to have a material adverse effect on the Company, provided, however, that such breach is not cured (to the extent curable) within ten (10) after Executive receives notice from the Company that of such breach;

(f) Executive’s material failure, other than by reason of disability, to perform satisfactorily to the Board on a regular basis any duties under Section 1.3, provided, however, that such failure is not cured (to the extent curable) within ten (10) days after Executive receives notice from the Company that he is not performing his duties satisfactorily;

(g) Any intentional or grossly negligent act or failure to act by Executive that causes or threatens to cause a material loss to the Company or any business of the Company;

(h) Executive’s commission of, indictment for, conviction for, or plea of guilty or nolo contendere to a crime of moral turpitude or fraud, embezzlement, or other similar act of dishonesty or moral turpitude, or, separately, any violation of local, state or federal laws, rules or regulations that materially impairs or injures the reputation of, or materially harms, the Company; or

(i) Executive’s appropriation of any business opportunity of the Company for Executive’s personal benefit, the personal benefit of a member of Executive’s immediate family, or the benefit of any entity in which Executive or a member of Executive’s immediate family, directly or indirectly, owns an equity interest possessing at least five percent (5%) of total combined voting power of all equity interests entitled to vote, or at least five percent (5%) of the total value of all classes of equity.

3.3 Payments Upon Termination.

(a)  In the event of Executive’s termination of employment, during the Term, for any reason and at any time other than as set forth in Section 3.3(b), the Company shall have no obligation to pay to Executive anything beyond (i) earned but unpaid salary through the end of Executive’s employment, and (ii) reimbursement for all funds advanced in connection with Executive’s employment for reasonable expenses incurred by Executive and approved by the Company through the end of Executive’s employment (collectively referred to as the “Accrued Benefits”).

(b) In the event the Company terminates the employment relationship without Cause (as defined in Section 3.2) during the Term, the Company shall pay to Executive the Accrued Benefits, plus severance pay in an amount equal to the greater of (i) Executive’s applicable Base Salary for the remainder of the Term following the date of termination of employment, or (ii) three months of additional compensation, calculated based on Executive’s applicable Base Salary at the time of such termination (the “Severance Pay”). The Severance Pay will be paid by the Company in monthly installments, less all applicable withholdings, in accordance with the Company’s standard payroll practices. In addition, in the event the Company terminates the employment relationship without Cause (as defined in Section 3.2) during the Term, Executive shall be paid a prorated annual bonus amount (the “Prorated Bonus”), if applicable. The Prorated Bonus will be subject to compliance with the performance requirements for such bonus as described in Section III of Exhibit A hereto for the calendar year in which Executive’s employment is terminated, with such Prorated Bonus amount to be calculated based upon compliance with the performance requirements for such bonus as described in Section III of Exhibit A hereto for such months during the calendar year of termination that Executive was employed by the Company, pro-rated based upon Executive’s months of employment for the calendar year of termination. Payment of any Prorated Bonus amounts due to Executive shall be made within 30 days after the end of Executive’s employment. Notwithstanding the foregoing, Severance Pay and Prorated Bonus amounts shall only be paid in the event Executive executes (and does not revoke) a full and complete release of claims in a form to be provided by the Company. In addition, in the event the Company terminates the employment relationship without Cause (as defined in Section 3.2) during the Term, and circumstances are later discovered to indicate that Cause existed at the time of such termination, then the Company shall have no obligation to pay the Severance Pay and Prorated Bonus, and Executive shall, following notice from Company to Executive of the circumstances constituting Cause, reimburse Company for any portions of such Severance Pay and Prorated Bonus that have previously been paid to Executive. In the event Executive fails to deliver (or revokes) the release agreement referenced above, Executive shall not be entitled to the Severance Pay and Prorated Bonus.

(c) Except as specifically provided herein, Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its affiliates upon the termination of employment for any reason whatsoever.

3.4 Upon a termination of the employment relationship, Executive shall be deemed to have resigned all officer, board of directors, board of members, and similar management positions held with the Company or any of the Company’s subsidiaries or affiliates.

4. Restrictive Covenants.

4.1. Definitions.

(a) “Customers or Alliance Partners” means (a) during Executive’s employment, any individual, business, partnership, corporation, association, or other entity to whom (i) products or product candidates have been sold, assigned or licensed by the Company within the eighteen (18) months immediately prior to the Relevant Time (as defined in Section 4.1(g)), or (ii) services have been provided by the Company within the eighteen (18) months immediately prior to the Relevant Time (as defined in Section 4.1(f)), and (b) after the “Termination Date” (defined below), any individual, business, partnership, corporation, association, or other entity to whom (1) products or product candidates have been sold, assigned or licensed by the Company within the two (2) years immediately prior to the Termination Date, or (2) services have been provided by the Company within the two (2) years immediately prior to the Termination Date.

(b) “Company Property” means all cell phones, computers, cars, keys, card-keys, electronics, and equipment and all records, files, notes, reports or other documents or materials, including Confidential Information, whether in written or electronic form, and all copies thereof (including electronic copies), relating to the Company or its operations, business or affairs that belongs to the Company or that Executive shall prepare, obtain from the Company, or that Executive has been provided with in connection with Executive’s employment with the Company.

(c) “Competitive Activities” means activities that directly compete with products, product candidates that are being actively pursued, product treatment indications, biomarker-driven treatment approaches, services, or technologies, that the Company is actively developing, selling, distributing, licensing and/or manufacturing. Biomarker-driven treatment approaches that the Company is actively pursuing shall include, without limitation, the approach of using specific genetic signatures and artificial intelligence and machine learning technology to assist with identifying patient populations with greater likelihood to respond to treatment.

(d) “Confidential Information” means the following information regarding the Company: (i) information regarding the Company’s business, operations, assets, liabilities or financial condition; (ii) information regarding the Company’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, purchasing or manufacturing; (iii) information regarding the Company’s employees or representatives, including their identities, responsibilities, competence and compensation; (iv) information regarding the Company’s current Customers or Alliance Partners (or prospective Customers or Alliance Partners identified within the twelve (12) month period prior to Executive’s termination), including information regarding their purchasing patterns; (v) information regarding the Company’s current and material vendors, suppliers, or distributors; (vi) forecasts, projections, budgets and business plans regarding the Company; (vii) information regarding the Company’s planned or pending acquisitions, divestitures or other business combinations; (viii) any and all Trade Secrets (defined below); and (ix) material technical information, patent applications that have not been published by the United States Patent and Trademark Office, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, proprietary software programs, proprietary software source documents and formulae, in each case regarding the Company’s current products, product candidates, services, or future or proposed products, product candidates or services (including information concerning the Company’s research, experimental work, development, design details and specifications, and engineering), but only relating to such items that were in effect or development, or with respect to which Executive was otherwise aware, during Executive’s employment; provided, however, that Confidential Information does not include any of the foregoing that becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.

(e) “Trade Secrets” means information (including, but not limited to, technical or nontechnical data, formulas, practices, processes, algorithms, designs, patterns, compilations, programs, devices, methods (including, without limitation, commercial methods and evaluation and selection methods), artificial intelligence and machine learning technology and approaches, computer software and programs (including object code and source code), database technologies, systems, structures, architectures, processes, improvements, techniques, drawings, financial data, financial plans, product plans or lists of actual or potential customers, collaborators or suppliers) with respect to which the Company (1) derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) has conducted efforts that are reasonable under the circumstances to maintain the secrecy of such information.

(f) “Prospective Customers or Alliance Partners” means (a) during Executive’s employment, any individual, business, partnership, corporation, association, or other entity that the Company has attempted or intended to provide services to, or sell, assign or license products or product candidates within the one (1) year immediately prior to the Relevant Time and (b) after the Termination Date, any individual, business, partnership, corporation, association, or other entity that the Company has attempted or intended to provide services to, or sell, assign or license products or product candidates within the one (1) year immediately prior to the Termination Date.

(g) “Relevant Time” means the time at which Executive violates, attempts to violate, or is alleged to have violated or attempted to violate Section 4.5 and/or Section 4.6 and/or Section 4.2(b) of this Agreement.

(h) “Restricted Period” means the period of Executive’s employment and one year immediately following the Termination Date.

(i) “Restrictive Covenants” refers to the matters discussed in this Section 4.

(j) “Termination Date” means the last date of Executive’s employment with the Company.

(k) “Territory” means (a) any state of the United States of America in which the Company or any of its subsidiaries have engaged in the Business of the Company (or are actively pursuing, or actively considering plans to engage in, the Business of the Company) during the twelve (12) month period prior to Executive’s termination, and (b) any country other than the United States of America in which the Company or any of its subsidiaries are actively conducting substantial business at the time. For purposes of this Agreement, the term “Business of the Company” shall mean (i) the business of developing oncology pharmaceutical products and biologic products, (ii) the business of seeking to license, assign or enter into strategic alliances with respect to oncology pharmaceutical products and biologic products, and (iii) the business of using specific genetic signatures and artificial intelligence and machine learning technology and approaches to assist with identifying patient populations with greater likelihood to respond to treatment. In addition, the Business of the Company shall include, without limitation, the design, development, manufacture, distribution, and/or sale or license of products, product candidates or product categories or services or service categories that the Company is actively designing, developing, researching, selling, licensing, distributing and/or manufacturing within the eighteen (18) months immediately prior to the Termination Date.

(l) “Work” means any and all works of authorship and associated copyrights created by Executive in the scope of Executive’s employment hereunder and prior to the termination of Executive’s employment.

4.2. Protection of Confidential Information.

(a) Access. The Company and Executive acknowledge that to assist Executive in the performance of Executive’s duties hereunder, Executive will, from time to time, receive or have access to Confidential Information owned by the Company, its affiliates and/or third persons (including Customers or Alliance Partners and Prospective Customers or Alliance Partners who have furnished such information and materials to the Company under obligations of confidentiality).

(b) Non-Disclosure. Executive shall hold in strict confidence and shall not directly or indirectly disclose, disseminate, publicize, copy or make lists of any, or use any Confidential Information, except to the extent required for Executive to perform his duties hereunder or as authorized in writing by the Company or required by any court or administrative agency of competent jurisdiction, other than: (i) on a confidential basis to an authorized employee or authorized independent contractor or authorized agent of the Company, (ii) to a person to whom disclosure is, or use of which is, reasonably necessary or appropriate in connection with the performance by Executive of his duties to the Company as set forth in this Agreement, or (iii) to the extent such portions of Confidential Information are compelled by law, subpoena, or other lawful process to be disclosed. If Executive is compelled by law, subpoena, or other lawful process to disclose any Confidential Information, then Executive shall give prompt written notice of such fact to the Company so that the Company may, if it so desires, seek a protective order or other governmental or judicial relief, at the Company’s expense, to prevent or limit disclosure of the Confidential Information. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will or is intended to require prior notice to the Company of or prohibit any communication by Executive with the United States Securities and Exchange Commission or any other applicable regulatory authority with respect to any possible violation of applicable laws or the rules and regulations promulgated thereunder.

4.3. Return of Company Property. All Company Property shall be and shall remain the sole and exclusive property of the Company throughout Executive’s employment and after the termination thereof for any reason. Upon the termination of Executive’s employment with the Company or such earlier time or times as the Company may request, Executive shall promptly return to the Company all Company Property, and, to the extent such property is records, files, notes, or other documents, return all copies thereof in Executive’s possession or under Executive’s custody or control. Executive is prohibited from retaining any copies of Company Property after the termination of employment for any reason.

4.4. Inventions and Works Made For Hire.

(a) Executive agrees that any and all inventions (including, without limitation, any and all algorithms, software programs, software source documents and formulae, hardware, molecular compositions and other inventions), improvements, discoveries, designs, enhancements, innovations, modifications, works of authorship, intellectual property, concepts or ideas, or expressions thereof, whether or not subject to patent, copyright, trademark or service mark protections, and whether or not reduced to practice, that are made, conceived, generated, authored or developed by Executive while employed with the Company or through Executive’s use of Confidential Information and which relate to or result from the actual or anticipated business, work, products, product candidates, research or investigation of the Company (collectively, “Inventions”), shall be the sole and exclusive property of the Company or a subsidiary designated by the Company. Executive hereby irrevocably assigns and transfers to the Company all of Executive’s right, title and interest in and to any and all such Inventions. In addition, Executive shall promptly do all things reasonably requested by the Company to assign to and vest in the Company or the applicable subsidiary the entire right, title and interest to any such Inventions and to obtain full protection therefor. Executive shall promptly disclose all Inventions to the Company in writing on a confidential basis. In addition, during the three (3) years following the Termination Date, Executive will provide the Company with a complete copy of each patent application filed by Executive or that names Executive as an inventor or co-inventor.

(b) Executive agrees that any and all Work shall be deemed a “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Company. To the extent that any such Work is not, by operation of law, a “work made for hire”, Executive hereby assigns and transfers to the Company all of his right, title and interest therein, including, without limitation, any copyrights and renewals or extensions thereto.

(c) Executive shall promptly execute all applications, assignments or other instruments as may be requested by Company, from time to time, to further establish Company’s ownership of Inventions, including patent, copyright and other intellectual property rights in any and all countries on such Inventions as the Company, in its sole discretion, shall determine. In the event Company is unable for any reason, after good faith reasonable effort, to secure Executive’s signature on any document which the Executive is required to execute in accordance with the terms of this Section 4.4, Executive hereby irrevocably designates and appoints the Company to act for and on behalf of the Executive, and hereby authorizes and provides the Company with a power of attorney, to execute, verify and file any such documents with the same legal force and effect as if executed by Executive.

(d) Executive’s obligation to assign Inventions to the Company does not apply to an invention that is developed entirely on Executive’s own time, using entirely his own equipment, supplies, facilities and resources, unless such invention: (1) relates at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; (2) results from any Work or other services or duties performed by Executive for the Company; or (3) is based on Confidential Information or is developed using Confidential Information. To avoid any potential confusion as to ownership over any such invention, Executive agrees to immediately disclose such invention to the Company. If Executive fails to do so, any undisclosed invention will be presumed to be a Company Invention, and Executive will have the burden of establishing that it is otherwise.

4.5. Non-Solicitation of Customers, Alliance Partners and Personnel. During the Restricted Period, Executive (individually, or through or on behalf of any individual, business, partnership, corporation, association or other entity) shall not, in any capacity or for anyone other than the Company, directly or indirectly, without the prior written consent of the Board:

(a) induce, recruit, solicit, entice, or attempt to induce, recruit, solicit, or entice any Customers or Alliance Partners to terminate, alter, or limit its, his, or her relationship with the Company;

(b) induce, recruit, solicit, entice, or attempt to induce, recruit, solicit, or entice any Prospective Customers or Alliance Partners to not work with, engage, or otherwise, contract with the Company;

(c) perform Competitive Activities for any Customers or Alliance Partners or Prospective Customers or Alliance Partners;

(d) interfere with the Company’s relations with its Customers or Alliance Partners or otherwise divert business from the Company; or

(e) induce, recruit, solicit, entice, hire, or attempt to induce, recruit, solicit, entice, or hire or assist others in inducing, recruiting, soliciting, enticing or hiring any person or entity who (i) is an employee or contractor of the Company or was an employee or contractor of the Company within the twelve (12) months prior to the Relevant Time or the Termination Date, as applicable, or (ii) Executive comes into contact with directly as a result of Executive’s employment with the Company, or encourage such person or entity to terminate his, her or its employment or contractor relationship with the Company, other than pursuant to general advertisements.

4.6. Non-Competition.

(a) Acknowledgement. Executive acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) the Company has made substantial investments to develop its business interests and goodwill and to provide special training and access to Confidential Information to Executive for the performance of Executive’s duties hereunder; (iii) the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability; (iv) the limitations as to time, geographical area, and scope of activity to be restrained in these Restrictive Covenants are reasonable and are not greater than necessary to protect the goodwill and other business interests of the Company; and (v) the investments made by the Company are worthy of protection and the Company’s need for protection afforded by the Restrictive Covenants is greater than any hardship Executive might experience by complying with the terms thereof.

(b) Competitive Activities. During the Restricted Period, Executive shall not, directly or indirectly, whether individually or as a principal, agent, employee, employer, consultant, investor or partner, (i) engage in or participate in Competitive Activities on behalf of any person or entity other than the Company and its subsidiaries and affiliated entities, or (ii) make any financial investment in, become employed by or render services to or for any person or other business enterprise, including all affiliates thereof (other than the Company and its subsidiaries and affiliated entities), that engages in Competitive Activities. During the portion of the Restricted Period that follows the Termination Date, such Competitive Activities are prohibited anywhere in the Territory. Notwithstanding the foregoing, Competitive Activities shall not be construed to preclude Executive from making any investment in the securities of any entity, whether or not engaged in competition with the Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed two percent (2%) of the issued and outstanding shares or other ownership interests in such entity or give Executive the right or power to control or participate directly in the making of policy decisions of such entity. By way of further clarification, Executive’s employment with the Company is on a full time basis and, accordingly, during the term of his employment with the Company Executive is prohibited from competing with the Company, whether directly or indirectly and regardless of location, provided that Executive shall not be prohibited from conducting activities solely for the benefit of the Company and its subsidiaries in Executive’s capacity as an employee of the Company.

4.7. Enforcement. Executive agrees that a breach, or a threatened or reasonably anticipated breach on his part of the Restrictive Covenants will cause such damage to the Company as will be irreparable and for that reason Executive further agrees that the Company shall be entitled to seek injunctive or other equitable relief as determined by any court of competent jurisdiction, restraining any such breach or threatened or reasonably anticipated breach of the Restrictive Covenants by Executive, or by Executive’s employer, employees, partners, or agents, or by any entity by or through which Executive directly or indirectly is engaging in or attempting the actions which violate the Restrictive Covenants without proof of any actual damages that have been or may result to the Company by such breach or threatened or reasonably anticipated breach and without the necessity of posting a bond or other security. This right to pursue injunctive relief shall be cumulative and in addition to any and all other remedies the Company may have, including, specifically, recovery of damages.

4.8. Extension of Restricted Period for Injunctive Relief. If Executive violates the Restrictive Covenants and the Company brings legal action for injunctive or other relief under Section 4.7, the Company shall not be deprived of the benefit of the full period of the Restrictive Covenants as a result of the time spent by the Company in obtaining such relief. Accordingly, the Restricted Period shall be tolled for the duration of any period during which the Company seeks and obtains such relief from a court of competent jurisdiction or for a time period equal to the period during which Executive was in violation of the Restrictive Covenants, whichever is longer.

4.9. Reasonableness of Restrictions. Executive expressly acknowledges and agrees that the Restrictive Covenants are reasonable as to scope, geography, and time. Executive further agrees that the Restrictive Covenants shall be construed in such a manner as to be enforceable under applicable laws if a court of competent jurisdiction determines that a more limited scope, geography, or time period is required. Without limitation on the generality of this Section 4, in the event the tribunal conducting such proceeding determines that the Restrictive Covenants do not meet the requirements of applicable law, then the Company and Executive agree that the Company is deemed to have requested that this Agreement be modified, amended, or reformed by the tribunal for purposes of best effectuating the purposes of this Agreement and as needed to be reasonable and enforceable under applicable law.

4.10. Notice to Third Parties. Executive expressly agrees to notify any prospective employer or affiliate in a business competitive with the Company of the Restrictive Covenants, and authorizes the Company to make contact with, and discuss the nature and obligations of the Restrictive Covenants with, any person or affiliate reasonably believed by the Company to be engaged or about to be engaged in an act that would constitute a violation of the Restrictive Covenants. Notwithstanding anything to the contrary in this Agreement, including but not limited to the terms of this Section 4, the Company authorizes Executive to provide any prospective employer or affiliate in a business competitive with the Company with a copy of the Restrictive Covenants during the Restricted Period.

4.11 Additional Notices. Executive represents that he has notified the Board of (i) any and all engagements, assignments, or other obligations existing as of the Effective Date that relate to Executive providing services to or for the benefit of any person or entity other than the Company or would prohibit or interfere with Executive’s ability to provide services to the Company as contemplated by this Agreement, and (ii) any and all advisory or board positions relating to Executive. Executive has also provided the Board with a schedule of when any such engagements and assignments will be completed and closed. In addition, Executive has released himself of any competitive assignments, engagements and obligations, and of any advisory contracts with other oncology biotechnology or pharmaceutical companies, as of the Effective Date.

4.12 Application of Section 4. This Section 4 shall survive the end of Executive’s employment with the Company and any termination of this Agreement, and it shall apply regardless of the reasons for Executive’s termination of employment, whether during or after the Term, and Executive agrees to abide by this Section 4 irrespective of whether Executive contends that the Company breached this Agreement. In the event that, prior to the end of the Restricted Period, Executive breaches any of his obligations under Section 4, the Company’s obligations to provide the Severance Pay or any other payments under this Agreement shall thereupon immediately cease.

5. Arbitration.

5.1. Arbitration of Claims. Executive and the Company agree that all claims, demands, causes of action, disputes, controversies, or other matters in question (“Claims”), whether arising out of this Agreement or the Executive’s service (or termination from service) with the Company, whether arising in contract, tort, or otherwise and whether provided by statute, equity, or common law, shall be resolved exclusively by binding arbitration. The arbitration will be held under the auspices of the American Arbitration Association (“AAA”). The Company and the Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current rules of the AAA. Any arbitration commenced pursuant to this Agreement shall be conducted by a single neutral arbitrator, who shall have a minimum of three years of employment arbitration experience (the “Arbitrator”). The Arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction's law) or federal law, or both as applicable to the claims asserted. The results of arbitration will be binding and conclusive on the Parties hereto. The Parties agree that the costs of arbitration, Arbitrator’s fees, and all attorneys’ fees will be borne by the Party who or which does not substantially prevail in the arbitration, as determined by the Arbitrator. The Parties agree that venue for arbitration will be: (i) at such location in the State of New Jersey as the Parties may mutually agree upon; (ii) the city where the Company’s headquarters are then located; or (iii) at such other location as may be mutually agreed upon by the Parties. Any and all of the Arbitrator’s orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the Arbitrator may be confirmed and entered by, any federal or state court having jurisdiction.

5.2. Administrative Actions. Except as otherwise provided in this Agreement or as otherwise required under applicable law, the Parties agree not to initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination to the Equal Employment Opportunity Commission, or a similar fair employment practices agency, or an administrative charge within the jurisdiction of the National Labor Relations Board) in any way related to any Claim covered by this Agreement. Responding to any administrative charge of discrimination, or similar fair employment practices agency, or an administrative charge within the jurisdiction of the National Labor Relations Board shall not constitute a waiver of the right to arbitration under this Agreement.

5.3. Exclusions. Claims for unemployment compensation benefits are not covered by this Section 5. Also not covered by this Section 5 are claims by the Company for Executive’s breach of any of the Restrictive Covenants. Executive acknowledges that the Company will be irreparably harmed if Executive’s obligations in respect of the Restrictive Covenants are not specifically enforced and that the Company would not have an adequate remedy at law in the event of a violation by Executive of his obligations. Therefore, notwithstanding Section 5.1 above, Executive agrees and consents that the Company shall not be required to arbitrate disputes regarding the obligations in respect of the Restrictive Covenants, and in addition to any other remedies at law or in equity that the Company may have, including attorneys’ fees and related costs, the Company will be entitled to seek injunctive relief or any appropriate decree of specific performance for Executive’s obligations in respect of the Restrictive Covenants. Initiation of or participation in such judicial or administrative proceedings shall not constitute a waiver of the right to arbitrate any other Claims within the scope of this Section 5.

5.4. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY OF EXECUTIVE’S RIGHT TO HAVE ANY CLAIM ALLEGED BY EXECUTIVE LITIGATED IN A COURT OR DECIDED BY A JURY. BY SIGNING THIS AGREEMENT, EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE IS WAIVING ALL JUDICIAL RIGHTS TO APPEAL, AND THAT EXECUTIVE MAY BE COMPELLED TO ARBITRATE UNDER APPLICABLE LAW.

6. Additional Provisions.

6.1. Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of Texas without regard to its principles of conflict of laws.

6.2. Venue. Subject to Section 5 above, the Parties hereto hereby irrevocably consent and agree that the exclusive venue for any action brought with respect to this Agreement shall be in the state courts of Texas. The Parties further agree to submit to the exclusive jurisdiction of the State of Texas with respect to any dispute, controversy or claim arising out of or in connection with this Agreement.

6.3. Binding Effect; Assignment. Subject to the restrictions contained herein, this Agreement shall be binding on and inure to the benefit of the Parties, and their respective heirs, personal representatives, successors and assigns, and the Parties agree for themselves and their heirs, personal representatives, successors and assigns, to execute any instruments in writing which may be necessary or proper in carrying out the purposes of this Agreement. The Company may assign this Agreement to any entity that acquires all or substantially all of the business or assets of the Company, provided that the Company will require any successor or assignee to expressly assume and agree to perform this Agreement. This Agreement is not otherwise assignable without the prior written consent of both Executive and the Company.

6.4. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be modified, amended, or reformed by the tribunal conducting such proceeding for the purposes of best effectuating the purposes of this Agreement and as needed to be reasonable and enforceable under applicable law.

6.5. Waivers. No waiver of any of the terms of this Agreement shall be valid unless signed by the party against whom such waiver is asserted.

6.6. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the next business day if sent by a nationally recognized overnight courier; or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.6):

If to Company:	If to Executive:

Lantern Pharma Inc.	Panna Sharma
1920 McKinney Ave, 7th floor	1164 Dawn View Lane
Dallas TX 75201	Atlanta, GA 30327
Attention: Board of Directors

6.7. Counterparts. A fax signature, email scanned signature, or electronic signature of this Agreement shall be as effective as an original ink signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the Parties at such time as all of the signatories have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on the Parties.

6.8. Review by Counsel. Each Party represents and warrants that this Agreement is the result of full and otherwise fair bargaining over its terms following a full and otherwise fair opportunity to have this Agreement reviewed by such Party’s own separate legal counsel.

6.9. Further Assurances. Each Party agrees to execute all additional papers and documents and to take all additional actions reasonably requested by the other Party in order to further evidence or reflect the agreements contained in this Agreement.

6.10. Headings and Pronouns. The subject headings of the sections contained herein are inserted for convenience only and shall not be considered in interpreting any term or provision hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to any require.

6.11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter contained herein and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect to such subject matter. No modification, amendment, change, or discharge of any term or provision of this Agreement shall be valid or binding unless the same is in writing and signed by the Parties hereto.

6.12. Attorneys’ Fees. In the event that a court of competent jurisdiction, or an arbitrator in accordance with the terms above, determines that a Party breached the terms of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and expenses in connection with having to enforce the terms of this Agreement.

6.13. Survivability. The terms and provisions set forth in Sections 4, Section 5 and Section 6 shall survive and remain in full force and effect following the termination of Executive’s employment for any reason.

6.14. Exhibits and Annexes. Any additional provisions are set forth in Exhibit A, which is incorporated by reference.

Remainder of Page Intentionally Left Blank.

Signature Page(s) To Follow.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

COMPANY:

Lantern Pharma Inc.

By:	/s/ John Fucci
Director and
Compensation Committee Member

By:	/s/ Donald J. Keyser
Director and
Compensation Committee Member

EXECUTIVE:

/s/ Panna Sharma
Panna Sharma

[Signature Page to Employment Agreement]

EXHIBIT A

I. Initial Base Salary. The Company shall pay Executive an initial pre-tax base salary (“Initial Base Salary”) of $260,000 (Two Hundred Sixty Thousand U.S. Dollars) per annum, less all applicable withholdings, with such Initial Base Salary to be paid in accordance with the Company’s standard payroll practices.

II. Future Base Salary. Following completion of a Series B Preferred Stock financing on terms that are approved by the Company’s Board of Directors, and excluding any amounts raised pursuant to any prior bridge financing or similar funding, the Company shall thereafter pay Executive a pre-tax base salary (“Future Base Salary”) of $432,000 (Four Hundred Thirty-Two Thousand U.S. Dollars) per annum, less all applicable withholdings. Payment of such Future Base Salary shall otherwise be paid in accordance with the Company’s standard payroll practices.

III. Bonus.

(a) Executive will be eligible for a cash bonus in the amount of $100,000, with such bonus to be paid within the first three months of calendar 2019 and with Executive’s eligibility to receive the bonus to be subject to achievement of operational and strategic milestones regarding the Company’s performance during calendar 2018 to be mutually agreed upon by the Company’s Board of Directors and the Executive.

(b) In addition, Executive will be eligible for an annual cash bonus of 25% (Twenty-Five Percent) of Executive’s applicable base salary during the annual period with respect to which such bonus is being paid. Executive’s eligibility to receive the bonus will be subject to achievement of operational and strategic milestones to be mutually agreed upon by the Company’s Board of Directors and the Executive with respect to the applicable annual period to which the bonus relates. The milestones will be reviewed at Board meetings and may be adjusted from time to time based on market conditions, competitive environment and Company progress.

IV. Incentive Equity.

(a) Within 15 business days following the signing date of the Agreement, the Company will grant Executive an immediately vested option to purchase 45,875 shares of the Company’s common stock pursuant to, and in accordance with, the Lantern Pharma Inc. 2018 Equity Incentive Plan (the “Plan”).

(b) In addition, within 15 business days following the signing date of the Agreement, the Company will grant Executive an option to purchase 68,813 shares of the Company’s common stock pursuant to, and in accordance with, the Plan. Such option shall vest over a 36 month period, with one third of such option to vest on the first anniversary of the Effective Date and the remaining two thirds of such option to vest proportionately on a monthly basis during the second and third years following the Effective Date.

(c) In addition, within 30 business days following the Effective Date, the Company will grant Executive an option to purchase 34,406 shares of the Company’s common stock pursuant to, and in accordance with, the Plan. Such option shall vest based upon achievement of performance milestones to be mutually agreed upon by the Company’s Board of Directors and the Executive prior to the time such option is granted.

(d) In addition, within 30 business days following the Effective Date, the Company will grant Executive an option to purchase 34,406 shares of the Company’s common stock pursuant to, and in accordance with, the Plan. Such option shall vest upon the consummation of a material out-licensing, strategic alliance or partnering transaction with respect to the Company’s product candidates known as LP-184 (Irufulven2) or LP-200 (Tavocept).

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(e) Executive and the Board shall meet to discuss future milestones and key value drivers for the Company that, if accomplished over a time period to be specified by the Board, will allow the Company to provide an additional grant of vested options that amount to 2% of the Company based on fully diluted capitalization at the time of the grant(s). Such future milestones and key value drivers for the Company will be based on a plan to be prepared by Executive by November 30, 2018 following input from the Compensation Committee, and subject to approval by the Board.

(f) The Company shall also designate 100,000 shares of the Company’s common stock to be available and set aside in accordance with the Plan for potential future option grants or incentive equity awards to Executive based on milestones and other performance factors to be determined by the Board in its discretion from time to time.

(g) Executive recognizes that the exercise price of the options to be granted to Executive as described above shall be determined in accordance with the terms of the Plan at the time such applicable options are granted pursuant to the Plan. Executive further recognizes that shares issued to Executive upon exercise of any and all such options, shall be subject to the terms and provisions of the Company’s organizational documents, to the terms and provisions of the Plan and the related option grant documents, and to the terms and provisions of any existing voting agreements, investors’ rights agreements, right of first refusal and co-sale agreements and agreements of similar nature that may be in existence at the time any such options are exercised. Executive agrees to take all other actions and execute such further agreements or documents as may be requested by the Company in order to further evidence or reflect Executive’s agreement to be bound by such voting agreements, investors’ rights agreements, right of first refusal and co-sale agreements, and agreements of similar nature.

(h) The Company and Executive further recognize that the equity incentive option grants and awards described in this Section IV are subject to obtaining all necessary shareholder approvals, and also subject to potential amendment of the Company’s Certificate of Formation to allow sufficient available shares with respect to such grants.

V. Expenses. Executive will be reimbursed by the Company for his reasonable, documented, out-of-pocket business expenses. These expenses will be reimbursed consistent with the Company’s policy on expense reimbursement in effect from time to time. Executive will be responsible for the expense of his meals, unless such meal is a business-related event, in which case such meal will be subject to the Company’s general expense reimbursement policy.

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